Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Santander Drive Auto Receivables LLC for the registration of Santander Drive Auto Receivables Trust 2007-1, in the Registration Statement on Form S-3 (No. 333-139609) and to the use of our report dated February 2, 2007, with respect to the consolidated financial statements of Financial Guaranty Insurance Company and subsidiaries, included in this Form 8-K of Santander Drive Auto Receivables LLC, filed with the Securities and Exchange Commission and incorporated by reference in the Registration Statement.
/s/ Ernst & Young LLP
New York, New York
March 19, 2007